As filed with the Securities and Exchange Commission on July 15, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CHASE CORPORATION

 (Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Summer Street

Bridgewater, Massachusetts 02324

(Address of registrant’s principal executive offices)

Chase Corporation 2013 Equity Incentive Plan

(Full title of the plan)

Kenneth L. Dumas

Chase Corporation

26 Summer Street

Bridgewater, Massachusetts 02324

(Name and address of agent for service)

(508) 819-4200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.10 par value	1,200,000	$22.01	$26,412,000	$3,602.60

(1)                                 Represents 1,200,000 shares underlying awards that may be granted under the Chase Corporation 2013 Equity Incentive Plan.  Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares as may become issuable under the Chase Corporation 2013 Equity Incentive Plan in connection with share splits, share dividends or similar transactions.

(2)                                 These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.  The registration fee has been calculated in accordance with Rule 457(h) based upon the average of the high and low prices for shares of the Registrant on the NYSE MKT on July 9, 2013.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Chase Corporation, a Massachusetts corporation (the “Company” or “Registrant”), relating to 1,200,000 shares of its common stock, $.10 par value per share (the “Common Stock”), issuable to eligible persons under the Chase Corporation 2013 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by the Registration Statement as required by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference

The following documents, which the Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(1)                                 The Registrant’s Annual Report on Form 10-K filed with the Commission on November 14, 2012, for the fiscal year ended August 31, 2012.

(2)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above. Notwithstanding the foregoing, information furnished but not filed in any Current Report on Form 8-K, including related exhibits, is not deemed referenced herein.

(3)                                 The description of the Registrant’s Common Stock incorporated by reference in the Registrant’s registration statement on Form 8-A (file number 001-09852), filed on October 26, 1995, including any amendments or reports filed for the purpose of updating such description.

All documents filed with the Commission by the Registrant pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such documents (but excluding information furnished but not filed in any Current Report on Form 8-K, including related exhibits).

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 - Description of Securities

Not applicable.

Item 5 - Interests of Named Experts and Counsel

Not applicable.

Item 6 - Indemnification of Directors and Officers

Section 2.02(b)(4) chapter 156D of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its Articles of Organization, eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except in circumstances involving (i) a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions, and (iv) transactions from which the director derived an improper personal benefit.  Article VI(e) of the Company’s Articles of Organization provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the MBCA as in effect when such liability is determined.

Section 8.51 of the MBCA permits a corporation to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to the best interest of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Section 8.51 also permits a corporation to indemnify a director for conduct for which such individual is or would be exculpated under the charter provision referred to above, whether or not the director satisfied a particular standard of conduct.  Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.  This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer.  Section 8.55 of the

MBCA mandates that the determination that an award of indemnification is appropriate in a particular circumstance be made by (1) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (2) special legal counsel, or (3) the shareholders.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow a corporation to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above).

The MBCA allows a corporation to obligate itself (1) to indemnify a director or officer and (2) to provide advancement of expenses to such an individual.  Such a commitment may be made in the corporation’s charter or bylaws or in a resolution adopted, or a contract approved, by the board of directors or the shareholders.

Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (1) the director or officer is entitled to mandatory indemnification under the MBCA, (2) the director or officer is entitled to indemnification pursuant to a provision in the corporation’s charter or bylaws or in a contract or a board or shareholder resolution, or (3) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.

Article X of the Company’s Bylaws provides that the Company shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the Company or of any of its subsidiaries, or who at the request of the Company may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may become involved by reason of his serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he is successful on the merits, the proceeding was authorized by the Company or the proceeding seeks a declaratory judgment regarding his own conduct).  Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Article X, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

The indemnification provided for in Article X is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

The Company maintains an indemnification insurance policy that covers all directors and officers of the Company.

Item 7 - Exemption From Registration Claimed

Not applicable.

Item 8 - Exhibits

A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index and is hereby incorporated by reference herein.

Item 9 - Undertakings

(a)                                                  The Registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                                  The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                                   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the city of Bridgewater, Commonwealth of Massachusetts, on July 15, 2013.

CHASE CORPORATION

By	/s/ Kenneth L. Dumas
Kenneth L. Dumas
Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter R. Chase, Adam P. Chase, Kenneth L. Dumas and George M. Hughes, or any of them acting alone, his true and lawful attorney-in-fact and agent with full power of substitution and revocation, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Peter R. Chase	Chairman and Chief Executive Officer	July 15, 2013
Peter R. Chase	(Principal Executive Officer)

/s/ Kenneth L. Dumas	Chief Financial Officer and Treasurer	July 15, 2013
Kenneth L. Dumas	(Principal Financial Officer)

/s/ Adam. P. Chase	Director	July 15, 2013
Adam P. Chase

	Director	July 15, 2013
Mary Claire Chase

/s/ Lewis P. Gack	Director	July 15, 2013
Lewis P. Gack

	Director	July 15, 2013
George M. Hughes

/s/ Ronald Levy	Director	July 15, 2013
Ronald Levy

/s/ Thomas Wroe, Jr.	Director	July 15, 2013
Thomas Wroe, Jr.

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1

Articles of Organization of Chase Corporation (incorporated by reference from Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004, filed on November 24, 2004 (the “2004 Form 10-K”))

4.2

Articles of Amendment to Articles of Organization of Chase Corporation (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2008, filed on April 9, 2008)

4.3	By-laws of Chase Corporation (incorporated by reference from Exhibit 3.2 to the Company’s 2004 Form 10-K)

5	Opinion of Edwards Wildman Palmer LLP, counsel to Registrant

23.1	Consent of PricewaterhouseCoopers LLP (independent auditors)

23.2	Consent of Edwards Wildman Palmer LLP (included in Exhibit 5)

24	Power of Attorney (included on signature pages to this Registration Statement)

99	Chase Corporation 2013 Equity Incentive Plan (incorporated by reference from Exhibit A to the Registrant’s 2012 Proxy Statement filed on December 21, 2012)